As filed with the Securities and Exchange Commission on September 26, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHOENIX TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2685985
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

915 Murphy Ranch Road Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Agreement

Restricted Stock Purchase Agreement

(Full Title of the Plans)

Woodson Hobbs

Chief Executive Officer

Phoenix Technologies Ltd.

915 Murphy Ranch Road

Milpitas, CA 95035

(Name and Address of Agent For Service)

(408) 570-1000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Alan Talkington, Esq.

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105-2669

(415) 773-5700

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Stock Option Agreement Common Stock* Issuable upon Exercise of Outstanding Option par value $0.001 per share	900,000 shares	$5.05	(2)	$4,545,000	(2)	$486.32
Restricted Stock Purchase Agreement Common Stock* par value $0.001 per share	100,000 shares	$4.39	(3)	$439,000	(3)	$46.97

(1)	This Registration Statement shall also cover any additional shares of Registrant’s Common Stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $5.05 per share, the exercise price of the stock option.
(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Computation based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on September 25, 2006.
*	Includes Preferred Stock Purchase Rights, which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

PART I

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005;

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since September 30, 2005;

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 5, 1988, including any amendment or report filed for the purpose of updating such description; and

(d)	The description of certain Preferred Stock Purchase Rights that at the present time are represented by, and may only be transferred with, the Company’s Common Stock, which description is contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 28, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

Inapplicable.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Article NINTH of the Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of the Registrant’s directors to the Registrant or its

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stockholders for monetary damages for breach of a director’s fiduciary duty, except for liability: (1) for breach of a director’s duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law grants to each corporation organized thereunder the power to indemnify its officers and directors for certain acts. Article TENTH of the Registrant’s Amended and Restated Certificate of Incorporation sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant. Article TENTH provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the Registrant, the Registrant shall provide such indemnification only if such proceeding was authorized by the Registrant’s Board of Directors. The right to indemnification includes the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to indemnification.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

Exhibit Number	Name
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is included on page five of this Registration Statement.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum

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offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on this 26th of September, 2006.

PHOENIX TECHNOLOGIES LTD.
(Registrant)

By:	/s/ Woodson Hobbs
Woodson Hobbs
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott C. Taylor and Woodson Hobbs jointly and severally, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Woodson Hobbs Woodson Hobbs	Director, President and Chief Executive Officer (Principal Executive Officer)	September 26, 2006

/s/ David Eichler David Eichler	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 26, 2006

/s/ David S. Dury David S. Dury	Director	September 26, 2006

/s/ Taher Elgamal Taher Elgamal	Director	September 26, 2006

/s/ Anthony P. Morris Anthony P. Morris	Director	September 26, 2006

/s/ Richard M. Noling Richard M. Noling	Director	September 26, 2006

/s/ Anthony Sun Anthony Sun	Director	September 26, 2006

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EXHIBIT INDEX

Exhibit Number	Name
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is included on page five of this Registration Statement.